FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF
CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.		Relationship of Reporting Person(s) to Issuer (Check all applicable)
	The Anne T. and Robert M. Bass Foundation				Mesa Royalty Trust (MTR)				Director	X 10% Owner (1)

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Officer (give title below)	Other (specify below)
	201 Main Street, Suite 3100						June 2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.		Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than
	Fort Worth	Texas	76102				N/A			One Reporting Person

	(City)	(State)	(Zip)
				Table I --Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
			(Month/ Day/ Year)

					Code	V		Amount	(A) or (D)	Price

	Units of Beneficial Interest		06/18/01		S			1,300	D	$48.77		17,784		D		N/A

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 4 (Continued)	Table II --Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)

							Code	V		(A)	(D)		Date Exercisable	Expiration Date

N/A

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Title	Amount or Number of Shares

Explanation of Responses: SEE CONTINUATION SHEET	THE ANNE T. AND ROBERT M. BASS FOUNDATION By: /s/ W.R. Cotham W.R. Cotham, Attorney-in-Fact (2)	Date: July 9, 2001
**Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.		Page 2 SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


CONTINUATION SHEET TO FORM 4

Name and Address of Reporting Person:	The Anne T. and Robert M. Bass Foundation 201 Main Street, Suite 3100 Fort Worth, Texas 76102
Issuer Name and Ticker or Trading Symbol:	Mesa Royalty Trust (MTR)
Statement for Month/Year:	June 2001

Explanation of Responses:

(1)     The Reporting Person directly owns less than 10% of the outstanding Units of Beneficial Interest of the Issuer (the "Units"), but, pursuant to Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Act"), it may be deemed to be a more than 10% beneficial owner of such Units because it may be deemed to be a member of a "group" that owns in excess of 10% of such outstanding Units pursuant to Section 13(d)(3) under the Act. Pursuant to Rule 16a-1(a)(4) under the Act, this filing shall not be deemed an admission that the Reporting Person is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any Units owned by any other Person.

(2)     A Power of Attorney authorizing W. R. Cotham to act on behalf of the Reporting Person previously has been filed with the Securities and Exchange Commission.

Page 3